UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 26, 2007
Republic Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-14267	65-0716904

(Commission File Number)	(IRS Employer Identification No.)

110 SE 6th Street, 28th Floor, Fort Lauderdale, Florida	33301

(Address of Principal Executive Offices)	(Zip Code)
(954) 769-2400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

ITEM 8.01. OTHER EVENTS.
As previously reported in a Form 8-K dated April 3, 2007, Republic Services of Ohio II, LLC (“Republic-Ohio”), an Ohio limited liability company and wholly owned subsidiary of Republic Services, Inc. (the “Company”), was issued Final Findings and Orders (“F&Os”) from the Ohio Environmental Protection Agency (“OEPA”). The F&Os relate to environmental conditions attributed to a chemical reaction resulting from the disposal of aluminum production waste at the Countywide Recycling and Disposal Facility (“Countywide”) in East Sparta, Ohio. The F&Os require Republic-Ohio to undertake certain actions to address the environmental conditions, including, without limitation, the following actions: (a) prohibiting leachate recirculation, (b) refraining from the disposal of solid waste in certain portions of the site, (c) updating engineering plans and specifications and providing further information regarding the integrity of various engineered components at the site, (d) performing additional data collection, (e) taking additional measures to address emissions, (f) expanding the gas collection and control system, (g) submitting a plan to the OEPA to suppress the chemical reaction and, following approval by the OEPA, implementing such plan. In addition, Republic—Ohio has agreed with the OEPA to undertake certain other remedial actions including, without limitation, installing a “fire” break and removing liquids from gas extraction wells. Currently, Republic-Ohio is performing certain interim remedial actions required by the OEPA, but the OEPA has not approved Republic-Ohio’s plan to suppress the chemical reaction.
Recently, the Company has learned that the Commissioner of the Stark County Health Department will recommend that the Health Board suspend Countywide’s annual operating license.
The Company believes that Republic—Ohio has diligently performed all actions required under the F&Os and that Countywide does not pose a threat to the environment. In addition, there are indications that the reaction is beginning to subside. As such, the Company believes that Republic—Ohio satisfies the rules and regulations that govern the operating license at Countywide. The Company disagrees with the Commissioner’s recommendation and will pursue all legal remedies available to ensure that Countywide remains a licensed facility. These remedies may be lengthy, but the Company believes that Republic—Ohio will ultimately prevail in the event the Health Board acts upon the Commissioner’s recommendation and suspends Countywide’s annual operating license.
If Republic—Ohio is not successful with such legal remedies, the Company will be required to close Countywide and record a non-cash charge of up to approximately $90 million for asset impairment and a charge of approximately $10 million for acceleration of future capping, closure and post-closure activities. In addition, the Company will forego future cash flows expected to be generated by Countywide and the Company’s Cleveland and Akron marketplaces. These annual projected future operating cash flows are estimated to be approximately $15 million for 2008. At projected annual volumes, Countywide has an estimated remaining life of 20 years.
The Company intends to vigorously pursue financial contribution from third parties for its costs to comply with the F&Os, other required remedial actions and, if necessary, any costs related to the closing of Countywide.
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things:
•	whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry;

•	the Company’s ability to manage growth;

•	compliance with, and future changes in, environmental regulations;

•	the Company’s ability to obtain approvals from regulatory agencies in connection with operating and expanding the Company’s landfills;

•	the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements;

•	the ability of the Company to repurchase common stock at prices that are accretive to earnings per share;

•	the Company’s dependence on key personnel;

•	general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor, risk and health insurance, and other variable costs that are generally not within control of the Company;

•	The Company’s dependence on large, long-term collection, transfer and disposal contracts;

•	The Company’s dependence on acquisitions for growth;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending legal proceedings; and

•	other factors contained in the Company’s filings with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 26, 2007	REPUBLIC SERVICES, INC.
	By:	/s/ Tod C. Holmes
Tod C. Holmes
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

	By:	/s/ Charles F. Serianni
Charles F. Serianni
Vice President and Chief Accounting Officer (Principal Accounting Officer)